Exhibit 10.9

Skintelligence

August 4, 2011

Chris Griffith

956 Edgecliff Way Redwood City, Ca 94061

Dear Chris,

This offer letter amends and restates the offer letter by and between you and Skintelligence, Inc., a Delaware corporation (the “Company”) dated September 8, 2010 (your “Prior Offer Letter”) pursuant to the provision therein that in conjunction with the Company’s next sale and issuance of its equity securities in one transaction or a series of related transactions with gross proceeds to the Company of at least two million dollars ($2,000,000), certain terms of your Prior Offer Letter would be subject to review and adjustment.

The terms of your offer are as follows:

‐Title: Co‐founder and Vice President, Corporate Development and Strategy

‐Start Date:  September 8, 2010

‐Responsibilities: You will be a key team member in the development and execution of the company’s corporate development strategy and activities. You will be responsible for managing the Company’s strategy and corporate development activities by identifying and assessing opportunities, coordinating the diligence process, and structuring and executing transactions.

‐Annual Salary:  $240,000 commencing on this date of this offer letter

‐Stock Purchase: Your rights to shares of the Company’s common stock are set forth in that certain Common Stock Purchase Agreement (Time‐Based Vesting), dated as of November 11, 2010, by and between you and the Company and that certain Common Stock Purchase Agreement (Performance‐Based Vesting), dated as of November 11, 2010.

‐Bonus: You are eligible for an annual performance bonus equal to 30% of your annual salary, subject to your achievement of specified performance targets determined by the Company’s Board of Directors after consultation with you (the “Bonus”). Any Bonus for the fiscal year in which employment begins will be prorated, based on the number of days you are employed by the Company. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to any bonus will be final and binding.

‐Benefits: You shall be entitled to participate in any of the Company’s employee benefit plans or programs that become available to similarly situated employees of the Company.

‐Health Insurance: You will be entitled to participate in the company’s health insurance programs.

‐Severance and Vesting Acceleration: If your employment with the Company is terminated for any reason other than for Cause, the Company will pay you your then current monthly salary for a period of six (6) months following your employment termination date as severance (the “Severance Payment”).  Similarly, if you resign your employment for Good Reason, then you shall receive the Severance Payment on the terms set forth in this paragraph. You accept the Severance Payment in full satisfaction of all rights and entitlements to notice of termination or compensation in lieu under statute or contract law. However, the Company shall not be required to pay any part of the Severance Payment unless you

(i) have returned all Company property in your possession, and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form reasonably prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form.

In addition, (i) all shares of the Company’s common stock subject to outstanding equity awards granted after the date of this offer letter, including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by you shall immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested, in each case, immediately prior to the occurrence of a Termination Upon Change in Control (as defined below) and (ii) with respect to any outstanding equity award granted after the date of this offer letter that is not then at least 25% vested, that number of shares of the Company’s common stock subject to such outstanding equity award(s), including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by you shall immediately become vested and exercisable such that, after such acceleration the total number of shares of the Company’s common stock subject to such outstanding equity award(s) shall be 25% vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be vested, in each case, upon your Disability (as defined below) or death.  In the event of a Change of Control whereby the successor or acquiring entity (if any) or any Parent (as defined in the 2010 Plan) (if any) of such successor or acquiring entity does not assume, convert, replace or substitute your outstanding equity awards as provided in Section 11.1 of the 2010 Plan, or any comparable term of any similar equity incentive plan, in a manner than preserves the material terms and conditions of such equity awards, then, notwithstanding Section 11.2 of the 2010 Plan, or any comparable term of any similar equity incentive plan, all of your outstanding equity awards shall, at least 10 days prior to the effective date of such Change of Control, immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested.

“2010 Plan” shall mean the Company’s 2010 Equity Incentive Plan, as amended from time to time.

“Cause” shall mean the determination by the Company’s Board of Directors that:

(a) you have been convicted of or pled guilty or no contest to any felony;

(b) you have committed one or more acts of fraud, theft, embezzlementor misappropriation against the Company;

(c) you have falsified Company records; willfully destroyed Company property; or, while an employee of the Company, engaged in conduct that constitutes harassment or discrimination prohibited by law;

(d) you refused to perform your duties as reasonably directed by the Chief Executive Officer or Board of Directors; or

(e) you materially breached your obligations under this offer letter, the EIPPA (as defined below), or any other agreement between you and the Company.

“Change in Control” shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the then‐outstanding voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, a majority of the then‐outstanding voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

“Disability” shall mean a physical or mental incapacity or disability as a result of which you become unable to perform the essential functions of your job at the Company (if appropriate, with reasonable accommodation) for a continuous period of ninety days or for an aggregate period of 120 days in any consecutive 12‐ month period.

“Good Reason” shall mean:

(a) a material reduction in your total target annual compensation as an employee of the Company or a reduction in your base salary as an employee of the Company, except (in either case) to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel, or (in either case) reductions which are made with your consent;

(b) a material, substantial reduction in your duties, responsibilities or authority at the Company without your prior written consent;

(c) removing you from the position designated for you in this offer letter without your prior written consent; or

(d) a change in the geographic location at which you must perform services which results in an increase in your one‐way commute by more than 50 miles.

“Termination Upon Change of Control” shall mean:

(a) any termination of your employment by the Company without Cause within twelve (12) months following a Change of Control; or

(b) any resignation of your employment with the Company for Good Reason where (i) such Good Reason occurs within twelve (12) months following the Change of Control and (ii) such resignation occurs within ninety (90) days following such Good Reason.

As a condition of your employment, you are required to continue to abide by the terms of the Employee Intellectual Property Protection Agreement that you executed upon commencing employment (the “EIPPA”).

The Company reserves the right to change or otherwise modify, in its sole discretion, any of the preceding terms of employment, including those relating to salary, bonus incentive plan, and benefits at any time; provided, however, that so long as you are providing services to the Company in accordance with the terms of your employment, the Company may not reduce your annual salary, benefits or the Health Insurance terms set forth above for a period of one year following your start date; provided, further, that the Company may not change or otherwise modify the paragraph regarding severance without your written consent. The foregoing sentence does not change the at‐will nature of your employment and the Company may terminate you at any time, subject to the paragraph above titled “Severance.” While we look forward to a long and profitable relationship, you will be an at‐will employee of the Company, which means the employment relationship can be terminated by either party for any reason, at any time, with or without prior notice and with or without cause, subject to the paragraph above titled “Severance.“ Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock, option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at‐will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

With respect to the terms addressed in this offer letter, this offer letter contains the entire agreement and understanding by and between you and the Company. You and the Company hereby amend and restate your Prior Offer Letter to read in its entirety as set forth in this offer letter, such that the Prior Offer Letter is hereby terminated and entirely replaced and superseded by this offer letter. This offer letter supersedes all prior undertakings and agreements, written or oral, as may have existed prior to the date of execution of this offer letter with regard to the terms addressed in this offer letter, including the Prior Offer Letter. By executing this offer letter, you acknowledge that any such superseded understandings and agreements are terminated, and you disclaim any and all rights or interest that may have existed with respect thereto. Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this offer letter that are not contained in this offer letter shall be of no force or effect.

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Please let me know if you have additional questions. I look forward to finalizing this agreement.

Sincerely,

/s/ Tom Wiggans

Tom Wiggans

Agreed and accepted this 4th day of August 2011

/s/ Chris Griffith

Chris Griffith

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